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                                                                    Exhibit 10.4


                                   AGREEMENT


         THIS AGREEMENT is made as of the 1st day of October, 1998, by and between CELLOMICS, INC., a Pennsylvania corporation (hereinafter called "Company") and D. LANSING TAYLOR (hereinafter "Executive").

         Company is engaged in the business of creating and selling products for multicolor fluorescence microscopy applications and drug discovery (hereinafter called "Company's Business").

         Executive has extensive experience in the Company's Business and related fields.

         Company desires to employ Executive and Executive desires to remain an employee of the Company on the terms hereinafter set forth.

         Now, therefore, intending to be legally bound hereby, the parties covenant, promise and agree as follows:


                                   EMPLOYMENT

         1.01 Executive currently occupies and hereby agrees to remain in the position of President and Chief Executive Officer of the Company and shall report to the Company's Board of Directors ("Board"). Executive shall render such business and professional services in the performance of his duties as shall be assigned to him by the Board and which are reasonably consistent with the position held by Executive.

         1.02 Executive shall execute his duties effectively and faithfully on a full-time basis. Executive shall not serve as a director, employee, consultant or advisor to any other corporation or other business enterprise without prior written consent of the Board. Notwithstanding the foregoing, Executive shall be permitted reasonable time to serve on scientific advisory boards for other businesses not in competition with the Company and to honor commitments to Carnegie Mellon University ("CMU"), the National Academy of Sciences, and similar entities, such time not to exceed eight (8) hours per month, subject always to the non-disclosure of information and non-competition provisions of
Article 4 hereof.





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                                      TERM

         2.01 Executive shall be employed for a period of three (3) years commencing October 1, 1998 and ending September 30, 2001.

         2.02 Executive may terminate this Agreement without cause, upon six (6) months written notice to the company.

         2.03 Company may immediately terminate this Agreement for "cause", upon written notice to Executive. For the purposes of this Agreement, "cause" means that (i) Executive has been found guilty of a felony by a court of competent jurisdiction, (ii) Executive has committed an act of embezzlement, fraud or theft with respect to the property of the Company, or (iii) Executive has materially breached his obligations hereunder or has engaged in a consistent pattern of material neglect of his duties to the Company. In such event his compensation shall cease on the date of termination.

         2.04 Company may terminate this Agreement at any time without cause upon written notice to Executive. In the event of such termination, Executive, in addition to receiving all salary, bonuses and fringe benefits through the date of notice, shall receive twelve (12) months' salary, payable monthly following the effective date of his termination, plus full and immediate vesting of all stock options set forth in Section 3.06 below, except those options contingent upon the occurrence of a Transaction.

         2.05 Death or permanent total disability of Executive shall be treated as a termination by the Company without cause.


                                  COMPENSATION

         3.01 Executive's salary shall be set for the first year of this Agreement and may be increased during the term of this Agreement based upon annual reviews, as determined by the Board in its sole discretion.

         3.02 Executive shall be paid a salary of Two Hundred Fifty-Five Thousand ($255,000) Dollars per year for the first year of this Agreement, which shall be paid to him at the company's normal payroll intervals, subject to normal payroll deductions.

         3.03 Dependent upon his first year annual review, it is contemplated that Executive will be paid a salary of Two Hundred Sixty Thousand ($260,000) Dollars per year for the


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second year of this Agreement, which shall be paid to him at the company's normal payroll intervals, subject to normal payroll deductions.

         3.04 Dependent upon his second year annual review, it is contemplated that Executive will be paid a salary of Two Hundred Seventy Thousand ($270,000) Dollars per year for the third year of this Agreement, which shall be paid to him at the company's normal payroll intervals, subject to normal payroll deductions.

         3.05 In addition to the annual base salaries payable to Executive pursuant to Sections 3.01, 3.02 and 3.03 hereof, Executive shall be entitled to incentive compensation, up to a maximum amount of twenty (20%) percent of his salary, in accordance with a formula as agreed upon in each year of this Agreement with the Board of Directors. Executive and the Board of Directors will mutually agree upon the formula for attainment of the incentive compensation no later than November 30 in each year of the Agreement. The formula for the first year of this Agreement is attached hereto as Exhibit "A".

         3.06 In addition to the annual base salaries payable to Executive pursuant to Sections 3.01, 3.02 and 3.03 hereof and the incentive compensation pursuant to Section 3.05 hereof, Executive shall be entitled to non-qualified stock options pursuant to the provisions of the Cellomics, Inc. Stock Plan. Executive shall be entitled to purchase twenty thousand (20,000) shares of the Company's common capital stock immediately at its current option price of 56 cents per share. Thirty thousand (30,000) additional Stock Options shall be granted hereunder subject to a three (3) year vesting period that commences on the date of this Agreement. Ten thousand (10,0000) options shall vest on each anniversary of the date of this Agreement, such that the final 10,000 options shall vest on October 1, 2002. Any such exercise may be made only to the extent of the number of shares which were purchasable on the date of such termination of employment. If Executive dies during such three (3) month period, any unexercised options shall be exercisable by Executive's personal representatives, heirs or legatees to the same extent and during the same period that Executive could have exercised such options on the date of his death.

         In the event of a reorganization, merger or consolidation in which the Company is not the surviving entity, or the liquidation, dissolution or sale of substantially all of the assets of the Company (each a "Transaction"), during the calendar year 1999, Executive shall be granted additional options fully vested at the current option price of 56 cents. If the cash or stock consideration paid in the Transaction exceeds $75,000,000 dollars Executive will be entitled to an additional 20,000 options for a total of 40,000 options. If the cash or stock consideration paid in the Transaction exceeds $95,000,000 dollars Executive shall be entitled to 15,000 additional options or a total of 65,000 options.



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         In the event of a transaction after calendar year 1999, the Company, or the entity assuming the obligations of the Company, shall, as to any Stock Options granted but not yet exercised under this Agreement, either (i) make appropriate provision for the protection of such Stock Options by the substitution on an equitable basis of appropriate securities of the Company or of the merged, consolidated, reorganized, or other successor entity which will be issuable in respect of the shares of Common Stock of the Company, provided that the excess of the aggregate Fair Market Value of the securities subject to the Stock Options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate Fair Market Value of the shares subject to such Stock Options immediately before such substitution over the purchase price thereof, (ii) upon written notice to the Optionee, provide that all unexercised Stock Options (including, without limitation, those which would, but for this Section 6.1, not yet be exercisable) must be exercised within a specified number of days from the date of such notice or such Stock Options will be terminated, or (iii) upon written notice to the Optionee, provide that the Company or the merged, consolidated, reorganized, or other successor entity shall have the right, upon the effective date of any such Transaction, to purchase all unexercised Stock Options at an amount equal to the aggregate Fair Market Value on such date of the shares subject to such Stock Options less the aggregate purchase price therefor, such amount to be paid in cash or, if securities of the merged, consolidated, reorganized, or other successor entity are issuable in respect of the shares of the Common Stock or assets of the Company, then, in the discretion of the Company, in securities of such merged, consolidated, reorganized, or other successor entity equal in Fair Market Value to the aforesaid amount. In any such case the Company shall, in good faith, determine Fair Market Value and may, in its discretion, advance the lapse of any installment periods and exercise dates.

         3.07 In addition to the annual base salaries pursuant to Sections 3.02,
3.03 and 3.04, the incentive compensation pursuant to Section 3.05, and the stock options pursuant to Section 3.06, Company will provide Executive with fringe benefits in the aggregate not less favorable than those provided to other executives of Company who hold comparable positions.


                   CONFIDENTIAL INFORMATION, NON-COMPETITION,
                          AND ASSIGNMENT OF INVENTIONS

         4.01 Executive acknowledges that the Company's business is a specialized business which has the potential to be marketed worldwide, and which will involve proprietary research, product and marketing information and that his agreement to the terms of this Section is an important consideration in the Company's decision to continue to employ him.



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         4.02 The Company recognizes that Executive brings with him a great deal of knowledge in the field of the Company's Business which is not the subject of any restrictions imposed by this Agreement except the non-competition provision hereafter set forth.

         4.03 Executive agrees to keep secret all confidential information relating to the Company's business or that of any present or future affiliated company, including without limitation, proprietary research and development information, marketing studies and plans, cost information, customer lists and other confidential business affairs, developed by or for the Company before or after the commencement of the term of this Agreement, and not to disclose the same to anyone inside or outside of the Company who has not executed a non-disclosure agreement with the Company, and to disclose in the course of performing his duties for the Company.

         Upon request by the Company, Executive agrees to promptly return to the company at the termination of his employment or any time thereafter upon request, all Company or affiliated organizations' documents and information, in any and all media, and all copies thereof which he may have acquired during his term of employment with the Company or which he thereafter acquired without authorization from the Company.

         4.04 (a) Executive agrees that he will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assigns to the Company, or its designee, all of his right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time he is in the employ of the Company (collectively referred to as "Inventions"). Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectable by copyright are "works made for hire" as that term is defined in the United States Copyright Act.

         (b) Executive agrees to assign to the United States government all of his right, title and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

         (c) Executive agrees to keep and maintain adequate and current written records of all Inventions made by him (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings



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and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

         (d) Executive agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees, the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable, because of Executive's mental or physical incapacity or for any other reason, to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.

         4.05 (a) Executive agrees that during his employment by the Company and for a period of eighteen (18) months after the termination thereof regardless of the basis upon which it is terminated, he will not in any place in the world, directly or indirectly, (a) engage in any of the businesses actively conducted by the Company on the date of the termination of his employment, or (b) any business which, to his knowledge, had been under development by the Company as a potential future business for the Company.

         (b) In the event Executive leaves the employ of the Company, he hereby grants consent to notification by the Company to his new employer about his rights and obligations under this Agreement.

         (c) Executive agrees that for a period of twelve (12) months immediately following the termination of his relationship with the Company for any reason, he shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to leave their employment, or take away such employees, or attempt to solicit,


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induce, recruit, encourage or take away employees of the Company, either for himself or for any other person or entity.

         4.06 If Executive commits a material breach of this Article 4, he shall forfeit all rights to receive any future amounts of any nature whatsoever from the Company under this Agreement, excluding vested stock options. Executive further agrees that the provisions of this Article 4 may be specifically enforced by a court of competent jurisdiction, it being acknowledged by Executive that any such material breach will cause irreparable harm to the Company, and that money damages will not provide an adequate remedy to the Company. Such rights and remedies shall be in addition to and not in lieu of any other rights that the Company may have in law or in equity.


                              CONFLICT OF INTEREST

         5.01 Executive agrees to diligently adhere to the Conflict of Interest Guidelines attached hereto as Exhibit "B".


                                 MISCELLANEOUS

         6.01 All notices in connection with this Agreement shall be in writing and shall be deemed to have been given:

                  i.       at the time delivered to the recipient;

                  ii. with respect to telecopies, at the time of electronic confirmation by the recipient; or

                  iii. four (4) days after deposit at any general or branch United States Post Office, enclosed in an envelope marked Certified or Registered Mail, Return Receipt Requested, postage prepaid, addressed to the party at the following address:

                           To the Company:
                           Cellomics, Inc.
                           635 William Pitt Way
                           Pittsburgh, PA 15238
                                       Att: CFO





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                           To Executive:

                           D. Lansing Taylor
                           910 Notre Dame Place
                           Pittsburgh, PA 15215

                           or at such other address as the parties provide to each other by written notice.

         6.02 This Agreement may be modified only in writing signed by Executive and the Chairman of the Board of Directors of the Company. No waiver by either party of any breach by the other or any condition or provision of this Agreement to be performed by the other party shall be a waiver of similar or dissimilar performance, provisions or conditions at the same or at any future time.

         6.03 This Agreement constitutes the entire Agreement relating to the employment of Executive by the Company, and supersedes all prior agreements and understandings, whether written or oral, related thereto.

         6.04 The parties represent to each other that this Agreement is not contrary to any other agreement or understanding that applies to them and that this will be a valid and binding obligation. The parties agree to execute such documents and take such further action as may be necessary to implement the intent of this Agreement.

         6.05 This Agreement may not be assigned by Executive to any other person or entity. The Company's rights and obligations hereunder shall inure to and be binding upon the successors and assigns of the Company, but may not be assigned by the Company without Executive's consent, except in connection with the sale or other transfer of substantially all of the Company's business.

         6.06 The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the Commonwealth of Pennsylvania without application of conflicts of law.

         6.07 The invalidity or unenforceability of any term of this Agreement shall not invalidate or affect any other term of this Agreement.

         6.08 Any and all disputes arising from this Agreement or from Executive's employment relationship, with the exception of the equitable remedies set forth in Section 4.05 hereof, with Company shall be resolved by binding arbitration in Pittsburgh,


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Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the
American Arbitration Association.

         6.09 This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 8 day of M, 1999.

Attest:                                 CELLOMICS, INC.


/s/ YVONNE PATRICIA CLARKE CHANCE           By: /s/ ???
---------------------------------             -------------------------------

Title: NOTARY PUBLIC                    Title: DIRECTOR
      --------------------------              ----------------------------
       MY COMMISSION EXPIRES
       OCTOBER 31, 1999

Witness:                                EXECUTIVE

/s/ ISAURA GONZALEZ                     /s/ D. Lansing Taylor
--------------------------------        ----------------------------------
ISAURA GONZALEZ                         D. Lansing Taylor


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                                  EXHIBIT "A"

                            OBJECTIVES FOR CEO BONUS

1.   Hire 4 VPs and a COO                                     30%

2.   Meet milestones for 2nd takedown                         30%

3.   Meet 80% of revenue forecast and not exceed              25%
     105% of costs in plan

4.   Complete 1 major corporate partnering deal               15%
                                                             ----
                                                             100%
                                                             ====

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                                  EXHIBIT "B"

                        CONFLICT OF INTEREST GUIDELINES


         It is the policy of Cellomics, Inc. to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to the President and written approval for continuation must be obtained.

         Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The Employment Confidential Information and Invention Assignment Agreement elaborates on this principle and is a binding agreement.)

         Accepting or offering substantial gifts, excessive entertainment, favors or payments may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

         Participating in civic or professional organizations that might involve divulging confidential information of the Company.

         Initiating or approving personnel actions attaching reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

         Initiating or approving any form of personal or social harassment of employees.

         Investing or holding outside directorships in suppliers, customers or competing companies, including financial speculation, where such investment or directorship might influence in any manner a decision or course of action of the Company.

         Borrowing from or lending to employees, customers or suppliers.

         Acquiring real estate of interest to the Company.



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         Improperly using or disclosing to the Company any proprietary information or trade secrets or any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

         Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

         Making any unlawful agreements with distributors with respect to prices.

         Improperly using or authorizing the use of any inventions which are the subject of patent claims or any other person or entity.